Exhibit 99.1

Stryker completes acquisition of Sage Products, LLC

Kalamazoo, Michigan - April 1, 2016 - Stryker Corporation (NYSE: SYK) announced today the completion of its previously announced acquisition of Sage Products, LLC (“Sage”). Sage’s products include solutions for oral care, skin preparation and protection, patient cleaning and hygiene, turning and positioning devices and heel care boots.
As indicated in the February 1, 2016 press release, the transaction is expected to be accretive to Stryker’s 2016 adjusted net earnings per diluted share and to be accretive thereafter.
Forward-looking statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world.  Please contact us for more information at www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com